EXHIBIT 23.1
                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-71696) and related Prospectus of Miravant Medical Technologies for the registration of up to $25,000,000 of its Common Stock, Preferred Stock, Warrants to purchase shares of its Common Stock, and/or Debt Securities and to the incorporation by reference therein of our report dated March 5, 2002, with respect to the consolidated financial statements of Miravant Medical Technologies included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                        /s/  ERNST & YOUNG, LLP

April 5, 2002
Woodland Hills, California